UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 9, 2015
(Date of earliest event reported)

ALASKA AIR GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On December 9, 2015, the board of directors (the “Board”) of Alaska Air Group, Inc. (the “Company”) approved amendments to the Company's Amended and Restated Bylaws. In addition to certain technical, conforming, and clarifying changes, the amendments to the Amended and Restated Bylaws include the following:

Questionnaire, Representation and Agreement for Director Nominees. The Board approved amendments to Article II, Section 9 of the Amended and Restated Bylaws to require any director nominee nominated by a stockholder to submit a written questionnaire concerning certain criteria and make certain representations and agreements to be eligible for election as a director of the Company.

Proxy Access. Article II, Section 10 of the Amended and Restated Bylaws permits a shareholder of the Company, or a group of no more than 20 shareholders, owning an aggregate of 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials for its annual meeting of stockholders, directors constituting up to the greater of two directors or 20% of the total number of directors then serving on the Board, provided that the shareholder(s) and their nominee(s) satisfy the eligibility, procedural and disclosure requirements set forth in Article II, Section 10 of the Amended and Restated Bylaws.

Exclusive Forum. The Amended and Restated Bylaws of the Company also contain a new Article X, which provides that, unless the Company consents in writing to the selection of an alternative forum, Delaware shall be the sole and exclusive forum for certain actions brought by stockholders against or on behalf of the Company.

The Amended and Restated Bylaws of the Company became effective immediately upon approval by the Board. The foregoing summary of the changes to the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, which is attached hereto as Exhibit 3.2 and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibits
3.2	Amended and Restated Bylaws of Alaska Air Group, Inc., as amended and in effect on December 9, 2015

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: December 15, 2015

/s/ Herman L. Wacker
Herman L. Wacker
Vice President Legal and General Counsel